EXHIBIT 7.0

The merger described herein relates to the securities of two foreign (non-U.S.) companies. The merger in which TIM ordinary shares and savings shares will be converted into Telecom Italia shares is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Telecom Italia and TIM are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Telecom Italia may purchase securities of TIM otherwise than under the merger, such as in open market or privately negotiated purchases. Disclosure of such purchases will be made in accordance with, and to the extent required by, Telecom Italia’s disclosure obligations under Italian law.

Telecom Italia Mobile S.p.A.
Telecom Italia Group - Management and Direction by Telecom Italia S.p.A.
Registered Office in Turin Via Cavalli no. 6
Secondary Office in Rome Via Pietro De Francisci no. 152
Fully paid-up share Capital euro 516,532,330.74
Tax and Turin Company Register number: 06947890015

NOTICE TO SHAREHOLDERS OF TELECOM ITALIA MOBILE S.P.A

At the close of the period granted to Tim’s savings shareholders for exercising the corresponding right, it is announced that no valid declaration of withdrawal has been submitted. Therefore, the Company informs that the settlement procedure provided for by article 2437-quater of Italian Civil Code will not take place.